Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements of Hannon Armstrong Sustainable Infrastructure Capital, Inc.:

(1)	Form S-8 No. 333-188070,

(2)	Form S-3 No. 333-198157, and

(3)	Form S-3 No. 333-198158,

of our reports dated April 3, 2013, with respect to the financial statements of EnergySource LLC and Hudson Ranch I Holdings, LLC as of December 31, 2012 and 2011 and the years then ended, included in this Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 3, 2015

Exh. 23.2-2